Exhibit 18

                 LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE




April 30, 2001


Board of Directors
MidAmerican Energy Holdings Company
666 Grand Avenue
P.O. Box 657
Des Moines, Iowa 50303-0657

Dear Members of the Board:

At your request, we have read the description including in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2001, of the facts relating to the change in accounting for major maintenance and repairs for the nonregulated gas projects and for nonregulated plant overhaul costs and geothermal well rework costs of the nonregulated affiliates of MidAmerican Energy Holdings Company (the "Company") to the direct expense method, from affiliates' former policy of monthly accruals based on long-term scheduled maintenance plans for the gas projects and deferral and amortization of plant overhaul costs and geothermal well rework costs over the estimated period between reworks ranging from 18 to 24 months. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

The Company's regulated public utility subsidiary, MidAmerican Energy company
(MEC), meets the criteria specified in Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, which sets forth accounting principles for operations that are regulated. Accordingly, this change of accounting does not extend to the accounting for major maintenance and repairs in MEC's regulated operations.

We have not audited any consolidated financial statements of MidAmerican Energy Holdings Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2000. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of MidAmerican Energy Holdings Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2000.

Yours truly,



Deloitte & Touche LLP
Des Moines, Iowa